Exhibit 99.2

Investor Contact:	Media Contact:
Al Galgano	Gerri Dyrek
Vice President of Investor Relations	Senior Public Relations Manager
Digital River, Inc.	Digital River, Inc.
952-253-1234	952-253-1234
investorrelations@digitalriver.com	publicrelations@digitalriver.com

DIGITAL RIVER TO LAUNCH NEW ONLINE STORES FOR MACROMEDIA

MINNEAPOLIS — July 16, 2003—Digital River, Inc. (NASDAQ: DRIV), a global leader in e-commerce outsourcing, today announced that it signed an expanded e-commerce agreement with Macromedia. Based on the agreement, Digital River will expand Macromedia’s e-commerce operation by launching new online stores to support Macromedia’s domestic, international and education customers, as well as its training partners. Available later this year, Macromedia’s online stores will be accessible through www.macromedia.com. In addition to hosting and building the sites, Digital River will provide order management, digital product fulfillment, international payment options and fraud prevention.

“Macromedia is committed to delivering a leading commerce experience for our diverse customer base,” said Tom Hale, senior vice president, Macromedia. “Digital River’s e-commerce outsourcing platform and services offer us the breadth and depth we need to address the wide range of purchasing requirements and preferences that exist across our global customer base.”

The new e-commerce sites will be designed to cater to business and consumer audiences. The initiative will include the launch of an e-commerce site with single-user and volume-license pricing for K-12 educational institutions, an international consumer online store featuring localized currencies, and an e-commerce site with secure logins for Macromedia’s training partners. The sites will offer convenient 24X7 channels for purchasing the company’s design and development software, services, and training and educational materials.

“Macromedia’s plan to leverage the full power and flexibility of its online channels to expand its market presence, streamline its business processes and maximize its revenue opportunities is an excellent path to online success,” said Jay Kerutis, Digital River’s president of software and digital commerce services. “We are excited to expand Macromedia’s e-commerce operations using our full suite of e-commerce services to create added value for its customers as well as the company.”

About Digital River, Inc.

Digital River, Inc., a global leader in e-commerce outsourcing, builds and manages online businesses for nearly 34,000 companies worldwide. Its comprehensive e-commerce solution and world-class infrastructure are designed to help companies of all sizes quickly maximize online revenues as well as cut the costs and reduce the risks associated with running an e-commerce operation. Digital River’s international e-commerce services include site development and hosting, order management, fraud prevention, site merchandising, reporting and analytics, product fulfillment, e-marketing and multi-lingual customer service. Digital River’s clients include Symantec, Motorola, 3M, Major League Baseball Advanced Media, H&R Block, Novell, Autodesk, ACT! and Staples.com.

Founded in 1994, Digital River is headquartered in Minneapolis with offices throughout the United States and in Europe. For more details about Digital River, visit the corporate Web site at www.digitalriver.com or call 952-253-1234.

Digital River is a registered trademark of Digital River, Inc. All other company and product names are trademarks, registrations or copyrights of their respective owners.

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